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                                                                   EXHIBIT 99.3

CONTACT: Craig Hammett, Vice President, CFO, or Patti J. McAtee, Director, Corporate Communications, of CalEnergy Company, 402-341-4500; or Joele Frank of Abernathy MacGregor Group, 212-371-5999

                         CALENERGY ANNOUNCES CLOSING OF
            $225,000,000 CONVERTIBLE PREFERRED SECURITIES PLACEMENT

         NEW YORK, Aug. 12, 1997 -- CalEnergy Company, Inc. (NYSE: CE; PSE,
LSE) (the "Company" or "CalEnergy") today announced that CalEnergy Capital Trust III, a statutory business trust sponsored by the Company (the "Trust"), closed a private placement of $225 million in 6-1/2% Convertible Preferred Securities (the "Convertible Preferred Securities").

         CalEnergy owns all of the common securities of the Trust. The Convertible Preferred Securities and the common securities represent undivided beneficial ownership interests in the Trust. The assets of the Trust consist solely of CalEnergy's 6-1/2% Convertible Junior Subordinated Debentures due 2027. Each Convertible Preferred Security has a liquidation preference of $50, and will be convertible at the option of the holder thereof at any time into
1.047 shares of CalEnergy Common Stock (equivalent to a conversion price of $47.75 per share of CalEnergy Common Stock), subject to adjustments in certain circumstances.

         The proceeds from the sale of the Convertible Preferred Securities will be used by the Company to make equity investments in future domestic and international energy projects, to fund possible project and company acquisitions, for the repayment of debt and for other general corporate purposes.

         The Convertible Preferred Securities will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

         CalEnergy, which manages and owns interests in over 5,000 net MW of power generation facilities in operation, construction and development worldwide, currently operates 20 generating facilities and also supplies and distributes electricity to 1.5 million customers.